Exhibit 99.1

  ITALK INC. COMPLETES ACQUISITION OF ROCKETVOIP AND EXPANDS NETWORK CAPACITY

Expands Network Capacity with 100% Packet-Based Network

Ft. Lauderdale, Florida, May 3, 2013 - iTalk Inc. (OTCQB: TALK) (OTCBB: TALK) ("iTalk" or the "Company") is pleased to announce today that it has executed the definitive documents completing the acquisition of RocketVoIP, an established 10-year-old residential and business broadband VoIP phone service provider.

"The completion of the RocketVoIP deal is the first of several potential complimentary technology acquisitions that we have identified that would allow iTalk to immediately expand its product offerings, customer base, and backend process capabilities, in this particular case, in the exploding VoIP services marketplace," commented David F. Levy, Chief Executive Officer of iTalk Inc. "Over the next few weeks, we will work with RocketVoIP to fully integrate their products and technologies into the iTalk mobile systems platform and will continue to pursue additional acquisitions that will strengthen the iTalk brand."

VoIP (Voice Over Internet Protocol) is a rapidly expanding technology that allows telephone calls to be made over computer networks like the Internet. VoIP and mobile VoIP offer a substantial cost savings over traditional long distance telephone calls. Third party independent research has indicated that the future for mobile VoIP technologies and services is extremely positive. In a recent report published by Infiniti Research Ltd., the global mobile VoIP solutions market is predicted to grow at a compounded annual growth rate of 64.6% over the period of 2011-15. Research analysts at mobile telecom specialists Juniper Research Ltd., are also very bullish about mobile VoIP. In late 2012, they released a report that predicted the mobile VoIP user base would expand to more than 1 billion by 2017.

Under terms of the definitive acquisition agreement, as consideration for the purchase of RocketVoIP, iTalk has agreed to issue 500,000 restricted common shares of TALK to shareholders of RocketVoIP. In addition, iTalk will make two separate onetime payments of Twenty Five Thousand Dollars ($25,000), with the first payment being due within 10 days of LOI execution and the second payment being due 30 days thereafter. No free trading shares were issued as part of this transaction.

ABOUT ROCKETVOIP

RocketVoIP, Inc. is a broadband VoIP phone service provider. The Company provides unlimited international calling plans that allow you to make unlimited local calls, unlimited long distance calls, and unlimited international calls to over 100 countries. RocketVoIP lets you use your broadband to call the world. RocketVoIP customers utilize our networks of Internet gateways and other traditional networks to place long distance calls, online, at discounted rates. The Company is committed to the long-term success of its customers by providing premium, dependable, telecommunications products using its Voice over Internet Protocol (VoIP) enhanced services platform.

ABOUT ITALK

At iTalk, we are a mobile communications company using innovative and disruptive technologies to offer consumers a high quality cellular alternative while severely undercutting all major national carriers. Our lead product is the iTalk Sleeve, which when combined with an iPod Touch, our iTalk mobile app, and our aggressive pricing plans, provides consumers with a No Contract, High Voice Quality, and Lowest Price in the industry alternative to traditional cellular coverage. We will continue to search out and develop innovate products and services that will reduce consumers monthly voice and data charges while providing them with additional functionality. Through our access to an extensive network, we are able to offer nationwide voice and data coverage to 280 million people in more than 12,900 cities.

FOR FURTHER INFORMATION REGARDING ITALK INC., CONTACT:

ITALK INC. - INVESTOR RELATIONS DEPT.
(888) 663-9925 (Toll-free)
E-mail: investor@italkmobility.com
Website: www.italkmobility.com
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DISCLAIMER/SAFE HARBOR: Statements about the Company's future expectations and all other statements in this press release other than historical facts, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. The above information contains information relating to the Company that is based on the beliefs of the Company and/or its management as well as assumptions made by and information currently available to the Company or its management. When used in this document, the words "anticipate," "estimate," "expect," "intend," "plans," "projects," and similar expressions, as they relate to the Company or its management, are intended to identify forward-looking statements. Such statements reflect the current view of the Company regarding future events and are subject to certain risks, uncertainties and assumptions, including the risks and uncertainties noted. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove to be incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected, intended or projected. In each instance, forward-looking information should be considered in light of the accompanying meaningful cautionary statements herein. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, the impact of competitive services and pricing and general economic.